Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
July 1, 2010	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Completes Spinoff of Local Exchange Businesses

and Related Landline Activities in 14 States

Spun-Off Entity Then Merges With Frontier Communications, Resulting in

Frontier Shares Issued to Verizon Stockholders

NEW YORK – Verizon Communications Inc. (NYSE, NASDAQ: VZ) today announced the completion of the spinoff of the shares of New Communications Holdings Inc. to Verizon stockholders.

New Communications held defined assets and liabilities that were used in Verizon’s local exchange businesses and related activities in 14 states: Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin — and in portions of California bordering Arizona, Nevada and Oregon.

Verizon News Release, page 2

Immediately following the spinoff, New Communications merged with Frontier Communications Corporation (NYSE: FTR), resulting in Verizon stockholders collectively owning approximately 68 percent of Frontier common stock immediately after the merger.

Verizon stockholders are receiving one share of Frontier common stock for every 4.165977 shares of Verizon common stock they owned as of June 7, 2010. This is equivalent to approximately 0.24 shares of Frontier common stock for each share of Verizon common stock owned as of June 7, 2010. Verizon stockholders are receiving cash in lieu of any fraction of a share of Frontier common stock.

The total value of the transaction to Verizon and its stockholders is approximately $8.6 billion. Verizon stockholders are receiving $5.247 billion in Frontier common stock (based on the valuation formula contained in the merger agreement with Frontier), and Verizon has received $3.333 billion in value, primarily through a $3.083 billion special cash distribution. Consolidated Verizon debt is also being reduced by $250 million, representing debt that was borrowed from third parties by former Verizon subsidiaries that became Frontier subsidiaries through the spinoff and merger.

No Effect on Verizon Stock Certificates

Holders of Verizon common stock are not required to pay for shares of Frontier common stock they receive in this transaction, and they also retain all of their shares of Verizon common stock. This means that Verizon stockholders are not being asked to surrender their shares of Verizon common stock in the spinoff or the merger, or return their Verizon stock certificates.

Verizon News Release, page 3

Two-Way Trading in Verizon Through Close of Business Today

Beginning June 3 and continuing through the close of business today, there have been two markets in Verizon common stock on the New York Stock Exchange and The NASDAQ Stock Market. A “regular way” market included the right to receive shares of New Communications common stock to be converted to Frontier common stock, and an “ex-distribution” market excluded this right. Shares have traded under the symbol “VZ wi” on the NYSE and under “VZ.V” on NASDAQ in the ex-distribution market.

Verizon has been advised by the NYSE and NASDAQ that regular way trading under the symbol “VZ” includes the right to receive Frontier common stock through the close of business today. Similarly, ex-distribution trading in Verizon common stock under the symbols “VZ wi” and “VZ.V” will continue through the close of business today. As a result, if a Verizon stockholder sells shares of Verizon common stock under the symbol “VZ” through the close of business today, the Verizon stockholder will continue to be selling both his or her shares of Verizon common stock and the associated right to receive shares of Frontier common stock in the merger of New Communications and Frontier.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 93 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon last year generated consolidated revenues of more than $107 billion. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.